EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-218167, 333-224033, 333-233101, 333-237098, 333-254420, and 333-263562) on Form S-8 and (No. 333-250054) on Form S-3 of our report dated March 13, 2023, with respect to the consolidated financial statements of Ovid Therapeutics Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
New York, New York
March 13, 2023